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                                 Exhibit 12.1

                     Pacific Century Financial Corporation
                   Statement Regarding Computation of Ratios
                Twelve Months Ended December 31, 1999 and 1998





(in millions of dollars)                                         1999       1998
Earnings:
1.  Income Before Income Taxes                                  $225.7     $163.6
2.  Plus:  Fixed Charges Including Interest on Deposits          453.6      515.2
                                                                ------     ------
3.  Earnings Including Fixed Charges                             679.3      678.8
4.  Less:  Interest on Deposits                                  261.2      306.7
                                                                ------     ------
5.  Earnings Excluding Interest on Deposits                     $418.1     $372.1


Fixed Charges:
6.  Fixed Charges Including Interest on Deposits                $453.6     $515.2
7.  Less:  Interest on Deposits                                  261.2      306.7
                                                                ------     ------
8.  Fixed Charges Excluding Interest on Deposits                $192.4     $208.5

Ratio of Earnings to Fixed Charges:
      Including Interest on Deposits (Line 3 divided by Line 6)      1.5 x       1.3 x
      Excluding Interest on Deposits (Line 5 divided by Line 8)      2.2 x       1.8 x

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